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                                                                     EXHIBIT (n)

Consent of Independent Accountants



To the Trustees of AIM Floating Rate Fund:

     Re:  AIM Floating Rate Fund

We consent to the inclusion in Pre-Effective Amendment No. 1 under the Securities Act of 1933, as amended, and Amendment No. 9 under the Investment Company Act of 1940, as amended, to the Registration statement on Form N-2, of GT Global Floating Rate Fund, Inc. (d/b/a AIM Floating Rate Fund), of our report dated February 19, 1999, on our audit of the financial statements and financial highlights of the AIM Floating Rate Fund, which report is included in the Annual Report to Shareholders for the periods stated therein, which are also included in this Registration Statement. We also consent to the reference to our Firm under the captions "Financial Highlights" and "Independent Accountants".





PricewaterhouseCoopers LLP

Boston, Massachusetts
April 12, 1999